Exhibit 99.1

PAINCARE REPORTS THIRD QUARTER RESULTS
AND PROVIDES 2005 GUIDANCE

For Three Month Reporting Period, Revenue Increased 139% and Operating Income Increased 479%

ORLANDO, FL – (PR NEWSWIRE) – November 9, 2004 – PainCare Holdings, Inc. (AMEX:PRZ) today reported its financial results for the three and nine month periods ended September, 30, 2004.

For the Three-Month Period Ended September 30, 2004 Compared to the Three Month Period Ended September 30, 2003:

•

Revenues increased to $10,461,702 from $4,376,417, or 139%;

•

Operating Income increased to $2,848,152 from $491,772, or 479%; and

•

Net Income increased to $1,541,879, or $.04 diluted earnings per share, compared to $360,605, or $.01 diluted earnings per share, for an increase of 328%, over the comparable quarter in the prior fiscal year.

For the Nine-Month Period Ended September 30, 2004 Compared to the Nine Month Period Ended September 30, 2003:

•

Revenues increased to $26,438,500 from $10,649,024, or 148%;

•

Operating Income increased to $7,699,201 from $1,859,078, or 314%; and

•

Net Income increased to $4,265,825, or $.11 diluted earnings per share, compared to $1,246,894, or $.05 diluted earnings per share, for an increase of 242% over the comparable nine-month period in the prior fiscal year.

As of September 30, 2004, the Company had approximately $5 million in cash and stockholders’ equity of approximately $38.3 million.

Mark Szporka, Chief Financial Officer of PainCare, stated, “We believe that 2004 will be yet another outstanding year for PainCare.  Most notably, the organic growth we have achieved in the practices that we’ve acquired – specifically those who have been on board with PainCare for over 12 months, is reflecting, on average, a 47% increase in operating income.  We believe that this solidly confirms that our strategy to diversify and enhance a practice’s service offerings is working, and working very well.”

Continuing, Szporka added, “With regard to our financial guidance, I am pleased to report that PainCare is firmly on pace to achieve $35 to $36 million in revenue, $10 to $10.5 million in operating income, $5.5 to $6 million in net income and $.14 to $.15 per fully diluted share in earnings in 2004.  Based on the ongoing successful execution of our business plan, we expect to achieve $59 to $60 million in revenue, $23 to $24 million in operating income, $14 to $14.5 million in net income and $.24 to $.25 earnings per fully diluted share in 2005.”

PainCare’s Chief Executive Officer, Randy Lubinsky, said, “As evidenced by our third quarter performance, we continue the steadfast execution of our model - grow revenues, maintain expense discipline, expand margins and enhance earnings. With nine consecutive quarters of record results, we are accumulating a strong track record and continue to build the Company for success in all market environments.  Given the proceeds from our Company’s first public offering completed in early October 2004, we have sufficient resources to pursue our growth objectives in the coming year.  Moreover, the offering has delivered a series of value-added benefits to our Company, not the least of which include enhanced liquidity in our stock through increased public float, analyst sponsorship from two highly respected investment banking firms on Wall Street, and many new high-quality institutional shareholders.  Although 2004, by any measure, is shaping up to be a landmark year for PainCare, 2005 is expected to be even stronger.”

PainCare Holdings will also host a teleconference this afternoon beginning at 4:15 PM Eastern, and invites all interested parties to join management in a discussion regarding the Company’s financial results, corporate progression and other meaningful developments.  The conference call can be accessed via telephone by dialing toll free 800-218-0204 or via the Internet at www.paincareholdings.com.  For those unable to participate at that time, a replay of the web cast will be available for 90 days on www.paincareholdings.com.

PainCare Holdings, Inc.
Consolidated Balance Sheets

 As of September 30, 2004 and December 31, 2003

	September 30, 2004 (Unaudited)	December 31, 2003 (Audited)
Assets
Current assets:
Cash	$ 5,031,783	$ 7,923,767
Accounts receivable, net	13,328,623	5,100,699
Due from shareholder	1,545,097	203,050
Note receivable	78,810	320,353
Deposits & prepaid expenses	635,506	514,957
Total current assets	20,619,819	14,062,826

Property and equipment, net	6,702,977	4,730,723
Goodwill, net	36,475,796	21,946,735
Other assets	4,532,904	2,680,665
Total assets	$68,331,496	$ 43,420,949

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$865,590	$ 639,668
Income tax payable	1,370,060	-
Interest payable	55,975	-
Current portion of notes payable	1,242,791	4,216,566
Current portion of convertible debentures	3,260,000	306,616
Current portion of capital lease obligations	935,691	578,557
Total current liabilities	7,730,107	5,741,407

Shareholder loans	70,758	-
Notes payable, less current portion	183,925	510,141
Convertible debentures, less current portion	18,180,160	10,712,000
Deferred income tax liability	1,541,300	683,300
Capital lease obligations, less current portion	2,318,465	2,300,165
Total liabilities	30,024,715	19,947,013

Stockholders’ equity:
Common stock, $.0001 par value, authorized 75,000,000 shares; issued and outstanding 31,945,234 and 26,882,597 shares	3,195	2,688
Preferred stock, $.0001 par value, authorized 10,000,000 shares; issued and outstanding -0- shares	-	-
Additional paid in capital	32,256,259	21,700,894
Retained earnings	6,035,218	1,769,393
Other comprehensive income	12,109	961
Total stockholders’ equity	38,306,781	23,473,936
Total liabilities and stockholders’ equity	$68,331,496	$ 43,420,949

PainCare Holdings, Inc.
Consolidated Statements of Operations (Unaudited)

For the Three and Nine Months Ended September 30, 2004 and 2003

        For the Three Months Ended             For the Nine Months Ended

      September 30,

        September 30,

	2004	2003	2004	2003
Total revenues:
Patient services	$4,668,737	$1,838,095	$12,163,284	$4,459,907
Management fees	5,792,965	2,538,322	14,275,216	6,189,117
Total revenues	10,461,702	4,376,417	26,438,500	10,649,024

Cost of sales	1,303,902	1,365,663	4,363,899	3,199,023
Gross profit	9,157,800	3,010,754	22,074,601	7,450,001

Operating expenses:
Selling, general and administrative	5,952,089	2,380,269	13,514,874	5,311,426
Depreciation expense	229,665	138,713	596,050	279,497
Amortization expense	127,894	-	264,476	-
Operating income	2,848,152	491,772	7,699,201	1,859,078

Interest expense	(523,351)	(103,290)	(1,236,367)	(350,672)
Other income	48,398	37,419	101,051	50,212
Income before income taxes	2,373,199	425,901	6,563,885	1,558,618

Provision for income taxes	831,320	65,296	2,298,060	311,724

Net income	$ 1,541,879	$ 360,605	$ 4,265,825	$1,246,894

Basic earnings per share	$ 0.05	$ 0.02	$ 0.15	$ 0.06

Basic weighted average shares outstanding	31,692,969	23,202,057	29,276,572	20,294,847

Diluted earnings per share	$ 0.04	$ 0.01	$ 0.11	$ 0.05

Diluted weighted average shares outstanding	39,265,988	30,914,362	38,721,269	27,178,754

About PainCare Holdings, Inc.

Headquartered in Orlando, Florida, PainCare Holdings, Inc. is a healthcare services company focused on the treatment of pain.  The Company’s subsidiaries offer pain management, minimally invasive spine surgery at outpatient surgery centers and ancillary services, including orthopedic rehabilitation (Med-X-Direct), electrodiagnostic medicine (EDX-Direct) and diagnostic imaging services.

This press release contains forward-looking statements that may be subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management.

For more information please contact:

Stephanie Noiseux, Elite Financial Communications Group, LLC at 407-585-1080 or via email at prz@efcg.net

For institutional investors, please contact:

Evan Smith or Erica Pettit, KCSA Worldwide at 212-682-6300 or Elite Financial at 407-585-1080 or via email at prz@efcg.net